For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Trust Completes Acquisition of Four-Hotel Southern California Portfolio

Secures 5.98 Percent Long-term Financing

PALM BEACH, Fla., October 5, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale properties throughout the United States, today announced that it has completed the acquisition of four hotels in Southern California aggregating 931 rooms from Bethesda, Md.-based RLJ Urban Lodging Fund, L.P., an affiliate of RLJ Development, LLC, for a total cost of $215 million, or $231,000 per room.

Property	Rooms
Residence Inn San Diego (Mission Valley)	192
Residence Inn Anaheim (Resort Area)	200
Hilton Suites Anaheim	230
Hilton Ontario	309
Total rooms	931

The acquisition was funded with a combination of $81.3 million in borrowings under its unsecured line of credit and the issuance of a $120.0 million financing package involving three loans, all at a 10-year fixed rate of 5.98 percent that bear interest only for three years and thereafter will amortize over a 30-year period. The loans are secured by the two Residence Inn hotels and the Hilton Ontario. Capmark Finance, Inc. acted as sole underwriter for the new financing.

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Innkeepers USA

The company also assumed a $13.7 million term loan at a five-year fixed rate of 5.41 percent that bears interest only through July 2007 and matures July 2010. The loan is secured by the Hilton Suites Anaheim. Capmark Finance, Inc. was the sole underwriter of the original loan.

The company estimates that its post-acquisition debt to total investment in hotels at cost is approximately 39 percent, without regard to any future borrowings or equity offerings. Additionally, these new term loans reduce the average interest rate on the company's fixed-rate debt to 6.8 percent from 7.8 percent at June 30th and extends its weighted average maturity date to 6.7 years from 3.7 years.

"Southern California remains one of the strongest markets in the country, and continues to grow at a brisk pace," said Jeffrey H. Fisher, Innkeepers USA's chief executive officer and president. "Together with our under-construction Embassy Suites hotel in Valencia in the high-growth Santa Clarita Valley, these five hotels give us a strong presence in this important market and represent a significant source of future growth for us.

"These top-tier branded hotels are in prime markets, are in excellent physical condition, and, combined with our planned $2 million in upgrades, will be in a highly competitive position."

Innkeepers Hospitality Management, which is owned by Fisher, will manage the Hilton Suites Anaheim and the Hilton Ontario hotels under long-term management agreements, and the two Residence Inn hotels will be managed by a joint venture between Summit Hospitality Group, Ltd. and Innkeepers Hospitality Management.

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Innkeepers USA

Innkeepers USA Trust owns 74 hotels with a total of 9,749 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company's key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company's hotel rooms and the availability and terms of financing, (iv) the company's ability to maintain its properties in competitive condition, (v) the company's ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.